Exhibit 4.103

AMARIN CORPORATION PLC
7 Curzon Street
London W1J 5HG, England

October 16, 2009

To:          Thomas G. Lynch

Re: Certain Warrant Matters

Mr. Lynch:

Reference is made to the Securities Purchase Agreement, dated as of October 12, 2009, among Amarin Corporation plc (the “Company”) and the purchasers set forth on Exhibit A thereto (the “SPA”)  Undefined capitalized terms used herein have the meanings ascribed thereto in the SPA.

In connection with the warrants to purchase Ordinary Shares that are being issued to you as of the date hereof otherwise than pursuant to the SPA (the “Specified Warrants”), it is agreed as follows:

1.  You (i) represent that you are an accredited investor having such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of receiving the Specified Warrants and have received and reviewed a draft of the Company's draft Form 20-F for the year ended December 31, 2008 and (ii) acknowledge that the Specified Warrants are subject to certain transfer restrictions.

2.  The Company hereby grants to you registration rights with respect to the resale of Ordinary Shares issued upon exercise of the Specified Warrants, such registration rights having the same terms as those contained in Article 6 of the SPA as if the Specified Warrants had been purchased thereunder.  Notwithstanding the foregoing, unless the SPA is amended to permit otherwise, (i) you shall not be entitled to exercise piggy back rights with regard to the registration statement contemplated by the SPA and (ii) your rights to piggy back on any other registration statements shall be subordinate to the piggy back rights of the Purchasers under the SPA.  To the extent permitted, the Company covenants to register such Ordinary Shares on Form S-8 as promptly as practicable following the closing of the transactions contemplated by the SPA.

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this letter as of the date first above written.

AMARIN CORPORATION PLC By: /s/ Alan Cooke Name: Alan Cooke Title: CFO /s/ Thomas G. Lynch Thomas G. Lynch